Exhibit 10.8

Tax Agreement
between
Contran Corporation
and
Keystone Consolidated Industries, Inc.

This Agreement is dated as of July _, 2011 by and among Contran Corporation (“Contran”), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240 and Keystone Consolidated Industries, Inc.. (“Keystone”), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240.

Recitals

A.           Contran and Keystone  are eligible to file consolidated returns of federal income taxes and, subject to certain jurisdictional limitations, will be subject to or continue to be subject to combined state and local tax reporting effective July _, 2011.

B.           Contran and Keystone wish to provide for the allocation of liabilities, and procedures to be followed, with respect to federal income taxes of Keystone and any subsidiaries of Keystone and with respect to certain combined foreign, state and local taxes on the terms of this Agreement.

Agreement

The parties hereto agree as follows:

Section 1.  Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

(a)           Code:  The Internal Revenue Code of 1986, as amended, and with respect to any section thereof any successor provisions under such Code or any successor Code.

(b)           Combined Foreign, State and Local Taxes:  For a taxable period, the amount of all foreign, state and local taxes, together with all interest and penalties with respect thereto, for which liability is computed (1) on the basis of a combined, unitary or consolidated return (whether at the initiative of the tax authority or of the taxpayer) and (2) by reference to one or more members of the Keystone Group and one or more members of the Contran Group not included in the Keystone Group.

(c)           Contran Corporation:  A Delaware corporation that is the common parent of a group of corporations electing to file a consolidated federal income tax return and certain combined state and local returns.

(d)           Federal Taxes:  All federal income taxes, together with all interest and penalties with respect thereto.

(e)           Contran Group:  Contran and those of its direct and indirect subsidiaries which join in the filing of a consolidated federal income tax return with its common parent, Contran (the “Contran Group”), as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes), the term “Contran Group” shall include all direct and indirect subsidiaries of Contran with reference to which Combined Foreign, State and Local Taxes are determined.

(f)           Keystone Group:  Keystone Consolidated Industries, Inc. and each direct or indirect subsidiary of Keystone which would be a member of an affiliated group, within the meaning of section 1504(a) of the Code, of which Keystone was the common parent, as such Group is constituted from time to time. For purposes of this Agreement (to the extent related to Combined Foreign, State and Local Taxes) , the term “Keystone Group” shall include all direct and indirect subsidiaries of Keystone with reference to which Combined, Foreign, State and Local taxes are determined.

(g)           Keystone Group Tax Liability:  For a taxable period, the liability for Federal Taxes and Combined Foreign, State and Local taxes, as applicable, that the Keystone Group would have had if it were not a member of the Contran Group during such taxable period (or during any taxable period prior thereto), and instead filed a separate consolidated return for such taxable period (and during all prior taxable periods beginning after July _, 2011); provided, however, that for purposes of determining such liability for a taxable period all tax elections shall be consistent with the tax elections made by  Contran  for such period. In making such tax elections it is understood the Contran Group will make those tax elections that are beneficial to the Contran Group on a consolidated basis.  Nevertheless, Contran will use its best efforts in the case of those elections which affect the computation of the Keystone Group Tax Liability, to make elections in a reasonable manner so as to minimize the Keystone Group Tax Liability.

Section 2.  Contran as Agent.  Contran shall be the sole agent for the Keystone Group in all matters relating to the Keystone Group Tax Liability. The Keystone Group shall not (a) terminate such agency or (b) without the consent of Contran, participate, or attempt to participate, in any matters related to the Keystone Group Tax Liability, including, but not limited to, preparation or filing of, or resolution of disputes, protests or audits with the Internal Revenue Service, state or local taxing authorities concerning, the Contran Group’s consolidated returns of Federal Taxes, returns of Combined Foreign, State and Local Taxes or the Keystone Group Tax Liability with respect thereto for any taxable period beginning after July _, 2011. The Keystone Group shall cooperate fully in providing Contran with all information and documents necessary or desirable to enable Contran to perform its obligations under this Section, including completion of Internal Revenue Service and state or local tax audits in connection with such Keystone Group Tax Liability and determination of the proper liability for such Keystone Group Tax Liability.

Section 3.  Liability for Taxes; Refunds.

(a)           Contran, as the common parent of the Keystone Group, shall be responsible for, and shall pay to a taxing authority the consolidated tax liability for the Cotran Group and has the sole right to any refunds received from a taxing authority, as applicable, subject to the provisions of Sections 5 and 6 of this Agreement.

(b)           Notwithstanding any other provision of this Agreement, Keystone and each subsidiary of Keystone which is a member of the Keystone Group shall be severally liable to Contran for the Keystone Group Tax Liability.

(c)           Keystone shall indemnify Contran and hold it and the Contran Group other than the Keystone Group, harmless from and against any deficiency in the Keystone Group Tax Liability that may be due to a taxing authority.

(d)           Contran shall indemnify Keystone and hold it and the Keystone Group harmless from and against any  Federal Taxes and Combined Foreign, State and Local Taxes attributable to the Contran Group or any other member of the Contran Group, other than the Keystone Group, as such taxes are determined under this and other tax sharing agreements.

Section 4.  Tax Returns.  Contran shall  file on behalf of the Keystone Group any and all federal, foreign, state and local tax returns that are required as they pertain to the Keystone Group Tax Liability. The Keystone Group, at Contran’s request, shall join in any applicable consolidated returns of Federal Taxes and any returns of Combined State and Local Taxes (for which returns have not been theretofore filed) and execute its consent to each such filing on any form as may be prescribed for such consent if such consent is required. The decision of Contran’s Tax Director (or any other officer so designated by Contran) with responsibility for tax matters shall, subject to the provisions of this Agreement, be binding in any dispute between Contran and the Keystone Group as to what tax position should be taken with respect to any item or transaction of the Keystone Group.  The preceding sentence is limited to the tax positions that affect the Keystone Group Tax Liability and the Contran Group. In addition, Contran and members of the Contran Group, including members of the Keystone Group, shall provide each other with such cooperation, assistance and information as each of them may request of the other with respect to the filing of any tax return, amended return, claim for refund or other document with any taxing authority.  Keystone shall be solely responsible for all taxes due for the Keystone Group with respect to tax returns filed by Keystone or a member of the Keystone Group that are required to be filed on a separate company basis, independent of Contran.

Section 5.  Payment of Keystone Group Tax Liability for Federal Taxes.  On or before each date, as determined under section 6655 of the Code, for payment of an installment of estimated Federal Taxes, Keystone shall pay to Contran an amount equal to the installment which the Keystone Group would have been required to pay as an estimated payment of Federal Taxes to the Internal Revenue Service if it were filing a separate consolidated return in respect of the Keystone Group Tax Liability. Any balance owed with respect to the Keystone Group Tax Liability for such taxable period shall be paid to Contran on or before the 15th day of the third month after the close of such taxable period. If it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof shall be paid on or before such day, (b) the amount of such balance shall be finally determined on or before the earlier of; (i) the 15th day of the ninth month after the close of such taxable period and (ii) the date on which the consolidated tax return containing the Keystone Group for such period is filed with the Internal Revenue Service, and (c) any difference between the amount so determined and the estimated amount paid shall; (i) in the case of an underpayment, be promptly paid to Contran and (ii) in the case of an overpayment, be promptly refunded or applied against the estimated Keystone Group Tax Liability for the immediately following tax period, at the option of Contran. If the overpayment is not applied to the immediately following tax period, such overpayment shall be promptly refunded to the Keystone Group.  As between the parties to this Agreement, the Keystone Group shall be solely responsible for the Keystone Group Tax Liability and shall have no responsibility for Federal Taxes of the Contran Group other than payment of the Keystone Group Tax Liability in accordance with the terms of this Agreement.

Section 6.  Refunds for Keystone Group  Losses and Credits for Federal Taxes.  If  the calculation with respect to the Keystone Group Tax Liability for Federal Taxes results in a net operating loss (“NOL”) for the current tax period that, in the absence of a Code Section 172(b)(3)  election made by  Contran, is carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the Keystone Group with respect to which the Keystone Group previously made payments to Contran, then, in that event, Contran shall pay (or credit) Keystone an amount equal to the tax refund to which the Keystone Group would have been entitled had the Keystone Group filed a separate consolidated federal income tax return for such year (but not in excess of the net aggregate amount of the Keystone Group Tax Liability paid to Contran with respect to the preceding two taxable periods).  If the calculation with respect to the Keystone Group Tax Liability results in an NOL for the current tax period, that subject to the Code Section 172(b)(3) election made by Contran, is not carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the Keystone Group with respect to which Keystone made payments to Contran or is not carried back because the Contran Group does not have a consolidated net operating loss for the current tax period, then, in that event such NOL shall be an NOL carryover to be used in computing the Keystone Group Tax Liability for future taxable periods, under the law applicable to NOL carryovers in general, as such law applies to the relevant taxable period.  Furthermore, if the Keystone Group would have been entitled to a refund of Federal Taxes for any year had the Keystone Group filed a separate consolidated federal income tax return for the loss year and the carryback year, Contran shall pay to Keystone the amount which Keystone would have received as a refund from the Internal Revenue Service.  Payments made pursuant to this Section 6 shall be made on the date that Contran (or any successor common parent of a tax group to which the Contran Group is a member) files its consolidated federal income tax return for the taxable period involved.  Principles similar to those discussed in this Section 6 shall apply in the case of the utilization of all Keystone Group  loss and credit carrybacks and carryovers.

Section 7.  Payment of Keystone Group Tax Liability for Foreign, State and Local Taxes.  The foregoing principles contained in Sections 5 and 6 shall apply in similar fashion to any consolidated or combined foreign, state or other local income tax returns, containing any member of the Contran Group and any member of the Keystone Group that is not also a member of the Contran Group, which may be filed.

Section 8.  Subsequent Adjustments.  If any settlement with the Internal Revenue Service, foreign, state or local tax authority or court decision which has become final results in any adjustment to any item of income, deduction, loss or credit to the Contran Group in respect of any taxable period subject to this Agreement, which, in any such case, affects or relates to any member of the Keystone Group as constituted during such taxable period, the Keystone Tax Group Liability shall be redetermined to give effect to such adjustment as if it had been made as part of or reflected in the original computation of the Keystone Tax Group Liability and proper adjustment of amounts paid or owing hereunder in respect of such liability and allocation shall be promptly made in light thereof.

Section 9.  Amendments.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument specifically referring to this Agreement and executed by both parties (or, in the case of a waiver, by or on behalf of the party waiving compliance). The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of any condition, or of any breach of any term or covenant, contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term or covenant.

Section 10.  Retention of Records.  Contran shall retain all tax returns, tax reports, related workpapers and all schedules (along with all documents that pertain to any such tax returns, reports or workpapers) that relate to a taxable period in which the Keystone Group is included in a consolidated or combined tax return with Contran.   Contran shall make such documents available to Keystone at Keystone’s request.   Contran shall not dispose of such documents without the permission of Keystone.

Section 11.  Headings.  The headings of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.

Section 13.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

Section 14.  Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, and their respective successors and assigns.

Section 15.  Effective Date.  This Agreement shall be effective as of July _, 2011.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Contran Corporation

By:
Kelly D. Luttmer
Vice President and Tax Director

ATTEST:

Keystone International Inc.

By:
Bert E. Downing, Jr.
Vice President, Chief Financial Officer, Corporate Controller and Treasurer

ATTEST: